EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS PROFITABLE

THIRD QUARTER FISCAL 2021 FINANCIAL RESULTS

●	Profitable third quarter results on volume sold of 3.7 million pounds and net revenue of $88.1 million, an increase of 7.4% compared to net revenues of $82.1 million for the second quarter of fiscal 2021.
●	Gross margin percentage improved 530 basis points to 15.5% in the third quarter of fiscal 2021 from 10.2% in the second quarter of fiscal 2021. Third quarter net income of $0.4 million, or $0.03 per diluted share, compared to a net loss of $(3.6) million, or $(0.29) per diluted share, in the second quarter of fiscal 2021.
●	Cash on the balance sheet of $74.2 million at June 30, 2021 with an increase in cash of $4.3 million in the third quarter of fiscal 2021 resulting in a total net cash increase of $51.8 million since March 31, 2020. Strong total liquidity of $174.2 million with $100.0 million available on the undrawn credit facility.
●	Previously announced capital allocation strategy that includes stock repurchase plan and planned additional funding to the U.S. pension plan.
●	Backlog increased by $10.0 million to $150.9 million at June 30, 2021 from $140.9 million at March 31, 2021.
●	Capital investment in the first nine months of fiscal 2021 of $4.2 million and forecast for capital spending in fiscal 2021 of $7.0 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, July 29, 2021 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June 30, 2021.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Continued focus on our company-wide improvement initiatives resulted in a return to profitability this quarter. Our efforts to significantly reduce our breakeven point have been successful.  We were profitable at 3.7 million pounds shipped in our third quarter, compared to our previous breakeven point of roughly 5 million pounds,” said Michael L. Shor, President and Chief Executive Officer.  “We are encouraged by the initial indications of recovery in each of our key end markets, however, the aerospace supply chain is not expected to experience significant order increases until later this calendar year.  In addition, our cash generation strategy over the past year has resulted in $74.2 million of cash on the balance sheet at June 30th, providing multiple options for us as we execute our value-creating capital allocation strategy.”

3rd Quarter Results

Net Revenues.  Net revenues were $88.1 million in the third quarter of fiscal 2021, an increase of 9.4% from $80.6 million in the same period of fiscal 2020.   Volume was 3.7 million pounds in the third quarter of fiscal 2021, an increase of 17.6% from 3.2 million pounds in the same period of fiscal 2020.  The increase in demand is primarily attributable to increased pounds sold in the Company’s markets other than the aerospace market, which remains affected by the slowdown in demand caused by the COVID-19 pandemic.  The product average selling price was $22.12 per pound in the third quarter of fiscal 2021, a decrease of 9.4% from $24.41 per pound in the same period of fiscal 2020.   The decrease in average selling price per pound largely reflects a lower-value product mix and other pricing considerations, which decreased the average selling price per pound by approximately $3.75, partially offset by higher market prices of raw materials, which increased average selling price per pound by approximately $1.46.

Cost of Sales. Cost of sales was $74.5 million, or 84.5% of net revenues, in the third quarter of fiscal 2021 compared to $77.9 million, or 96.7% of net revenues, in the same period of fiscal 2020. The decrease was primarily due to a lower-value product mix, the Company’s actions taken to lower costs in response to COVID-19 and a lower amount of fixed costs that were required to be directly expensed, partially offset by higher shipped volumes.

Gross Profit.  As a result of the above factors, gross profit was $13.7 million for the third quarter of fiscal 2021, an increase of $11.0 million from the same period of fiscal 2020. Gross margin as a percentage of net revenue increased to 15.5% in the third quarter of fiscal 2021 as compared to 3.3% in the same period of fiscal 2020.  The third quarter of fiscal 2020 was adversely impacted by the COVID-19 pandemic as volumes reduced significantly prior to additional cost reduction initiatives being implemented.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.5 million for the third quarter of fiscal 2021, an increase of $1.7 million, or 16.8%, from the same period of fiscal 2020.  Selling, general and administrative expense as a percentage of net revenues increased to 13.0% for the third quarter of fiscal 2021 compared to 12.2% for the same period of fiscal 2020.  Higher incentive compensation expense was partially offset by cost saving measures, primarily due to headcount reductions and reduced travel and entertainment expenses.  Additionally, foreign exchange losses were lower in the third quarter of fiscal 2021 as compared to the same period of fiscal 2020.

Research and Technical Expense.  Research and technical expense was $0.8 million, or 0.9% of net revenue, for the third quarter of fiscal 2021, compared to $0.9 million, or 1.1% of net revenue, in the same period of fiscal 2020. The reduction in spend as compared to the third quarter of fiscal 2020 was primarily attributable to reduced headcount.

Operating Income/(Loss).  As a result of the above factors, operating income in the third quarter of fiscal 2021 was $1.4 million compared to operating loss of $8.1 million in the same period of fiscal 2020.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.4 million in the third quarter of fiscal 2021 compared to $1.7 million in the same period of fiscal 2020.  The decrease in expense was primarily driven by favorable retiree health care spending and higher-than-expected return on plan assets.

Income Taxes. Income tax expense was $0.3 million in the third quarter of fiscal 2021, a difference of $2.3 million from an income tax benefit of $2.1 million in the third quarter of fiscal 2020, driven primarily by a difference in income (loss) before income taxes of $10.9 million.

Net Income/(Loss).  As a result of the above factors, net income in the third quarter of fiscal 2021 was $0.4 million, compared to net loss of $(8.1) million in the same period of fiscal 2020.

Volumes and Pricing

Volumes continued to improve as the Company progresses forward in the recovery from the pandemic with fiscal 2021 third quarter volume at 3.7 million pounds, which is a 5.9% increase sequentially from the second quarter and a 17.6% increase year-over-year.  Sequentially, volume shipped into the chemical processing market in the third quarter had the highest increase at 19.4% compared to the second quarter, followed by aerospace volume, which increased 15.0% sequentially, and industrial gas turbines volume, which increased 7.8% sequentially.  Aerospace volumes are still well below normalized levels.  Year-over-year volumes shipped into the aerospace market are lower by 11.1% whereas chemical processing volume is higher by 40.8%, industrial gas turbines volume is higher by 49.3% and other markets volume is higher by 37.4%.  The industry continues to expect a more significant aerospace increase to occur later this calendar year with significant OEM production increases announced including the Boeing 737 MAX, higher passenger travel levels and lower levels of inventory in the aerospace supply chain.   As the aerospace market continues to rebound, the Company expects that order entry will continue to strengthen while shipments into this market will follow in subsequent quarters.

The Company announced multiple price increases for non-contract business as market conditions improved combined with inflationary pressures.  Pricing for contract business are expected to be negotiated as those contracts come due.  The product average selling price per pound in the third quarter of fiscal 2021 was $22.12, which increased slightly sequentially and decreased year-over-year due to product mix.  The Company continues its strategy with focus initiatives designed to increase prices and margins.

Gross Profit Margin Trend Performance

Gross margins continue to recover with a 530 basis point increase to 15.5% this quarter after sequentially increasing by 880 basis points last quarter.  The sudden and material drop in volumes resulting from the COVID-19 pandemic compressed margins significantly.  Throughout this low-volume COVID-driven downturn, the Company faced the industry-wide challenge of reducing spending commensurate with reductions in production volume.  Fixed overhead costs incurred that could not be reduced proportionally with reduced volume were directly expensed to cost of sales as follows: $5.9 million and $4.0 million in the third and fourth quarter of fiscal 2020, $5.9 million, $2.8 million and $2.0 million in the first, second and third quarters of fiscal 2021, respectively.

This quarter demonstrates the Company’s successful reduction of its breakeven point from the previous five million pounds sold to four million pounds or less under current conditions.  This quarter was profitable with 3.7 million pounds shipped. The Company’s focus initiatives to increase margins are expected to continue to gain traction and momentum as volumes recover.

Backlog

The Company has begun to experience an increase in order entry over the past quarter, though still below the pre-COVID-19 pandemic levels.  Backlog was $150.9 million at June 30, 2021, an increase of $10.0 million, or 7.1%, from $140.9 million at March 31, 2021.  Backlog pounds at June 30, 2021 increased sequentially during the third quarter of fiscal 2021 by 18.1% as compared to March 31, 2021.  The average selling price of products in the Company’s backlog decreased to $22.72 per pound at June 30, 2021 from $25.06 per pound at March 31, 2021, reflecting a change in product mix to lower-value products, primarily lower titanium volume.

Capital Spending

During the first nine months of fiscal 2021, capital investment was $4.2 million, and total planned capital expenditures for fiscal 2021 are expected to be approximately $7.0 million to allow for maintaining reliability of operations.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $232.3 million at June 30, 2021, a decrease of $32.7 million, or 12.3%, from $264.9 million at September 30, 2020. The decrease resulted primarily from accounts payable and accrued expenses increasing by $18.1 million during the first nine months of fiscal 2021 and inventory decreasing by $15.4 million during the first nine months of fiscal 2021.

Liquidity

The Company had cash and cash equivalents of $74.2 million at June 30, 2021, compared to $47.2 million at September 30, 2020.  Additionally, the Company had zero borrowings against the line of credit outstanding as of June 30, 2021.

Net cash provided by operating activities in the first nine months of fiscal 2021 was $40.2 million compared to net cash provided by operating activities of $19.7 million in the first nine months of fiscal 2020, an increase of $20.5 million.  Cash flow from operating activities in the first nine months of fiscal 2021 was favorably impacted by a decrease in inventory of $18.5 million during the first nine months of fiscal 2021 as compared to an increase in inventory of $5.0 million during the same period of fiscal 2020, partially offset by a net loss of $(11.2) million during the first nine months of fiscal 2021 as compared to a net loss of $(0.8) million during the same period of fiscal 2020.   Additionally, increases in accounts payable of $18.0 million had a favorable impact on the cash flow from operating activities in the first nine months of fiscal 2021 as compared to decreases in accounts payable of $(15.9) million during the same period of fiscal 2020.  This was partially offset by lower decreases in accounts receivable of $0.1 million in the first nine months of fiscal 2021 as compared to decreases of $24.8 million during the same period of fiscal 2020.

Net cash used in investing activities was $4.2 million in the first nine months of fiscal 2021, which was lower than cash used in investing activities of $7.1 million during the same period of fiscal 2020 due to lower additions to property, plant and equipment.

Net cash used in financing activities was $9.8 million in the first nine months of fiscal 2021, a difference of $31.6 million from cash provided by financing activities of $21.8 million during the first nine months of fiscal 2020, primarily driven by the borrowing of $30.0 million against the revolving line of credit during the first nine months of fiscal 2020 in addition to cash paid for debt issuance costs in the first nine months of fiscal 2021 resulting from the new U.S. revolving credit facility

(described below).  Dividends paid of $8.4 million during the first nine months of fiscal 2021 were higher than dividends paid of $8.3 million during the same period of fiscal 2020.

Dividend Declared

On July 29, 2021, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2021 to stockholders of record at the close of business on September 1, 2021.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

We are seeing the first signs of demand and backlog improvements in our core markets, however, we do not expect to see a significant increase in order volumes in commercial aerospace until later this calendar year. We expect revenue and earnings to be slightly better in the fourth quarter of fiscal 2021 as compared to the third quarter.

Earnings Conference Call

The Company will host a conference call on Friday, July 30, 2021 to discuss its results for the third quarter of fiscal 2021.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, July 30, 2021	Dial-In Numbers:	844-369-8770 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0840 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, July 30th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, August 27, 2021. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Conference Pin:	41917

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2021 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2021	2020	2021
Net revenues	$80,576	$88,143	$300,592	$242,383
Cost of sales	77,937	74,485	259,914	219,353
Gross profit	2,639	13,658	40,678	23,030
Selling, general and administrative expense	9,824	11,475	32,116	32,465
Research and technical expense	867	831	2,777	2,482
Operating income (loss)	(8,052)	1,352	5,785	(11,917)
Nonoperating retirement benefit expense	1,700	359	5,100	1,077
Interest income	(11)	(4)	(35)	(9)
Interest expense	417	298	964	900
Income (loss) before income taxes	(10,158)	699	(244)	(13,885)
Provision for (benefit from) income taxes	(2,061)	277	517	(2,648)
Net income (loss)	$(8,097)	$422	$(761)	$(11,237)
Net income (loss) per share:
Basic	$(0.65)	$0.03	$(0.06)	$(0.91)
Diluted	$(0.65)	$0.03	$(0.06)	$(0.91)
Weighted Average Common Shares Outstanding
Basic	12,475	12,515	12,470	12,507
Diluted	12,475	12,676	12,470	12,507

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$47,238	$74,164
Accounts receivable, less allowance for doubtful accounts of $545 and $582 at September 30, 2020 and June 30, 2021, respectively	51,118	51,946
Inventories	246,124	230,726
Income taxes receivable	3,770	1,178
Other current assets	3,285	4,575
Total current assets	351,535	362,589
Property, plant and equipment, net	159,819	149,870
Deferred income taxes	30,551	33,066
Other assets	8,974	7,591
Goodwill	4,789	4,789
Other intangible assets, net	5,056	5,703
Total assets	$560,724	$563,608
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,555	$31,488
Accrued expenses	14,757	18,930
Income taxes payable	—	222
Accrued pension and postretirement benefits	3,403	3,403
Deferred revenue—current portion	2,500	2,500
Total current liabilities	38,215	56,543
Long-term obligations (less current portion)	8,509	8,306
Deferred revenue (less current portion)	12,829	10,954
Deferred income taxes	2,131	2,184
Operating lease liabilities	1,719	1,315
Accrued pension benefits (less current portion)	105,788	98,823
Accrued postretirement benefits (less current portion)	90,032	90,471
Total liabilities	259,223	268,596
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,681,280 and 12,758,078 shares issued and 12,622,371 and 12,688,730 shares outstanding at September 30, 2020 and June 30, 2021, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	257,583	260,954
Accumulated earnings	120,943	101,329
Treasury stock, 58,909 shares at September 30, 2020 and 69,348 shares at June 30, 2021	(2,437)	(2,675)
Accumulated other comprehensive loss	(74,601)	(64,609)
Total stockholders’ equity	301,501	295,012
Total liabilities and stockholders’ equity	$560,724	$563,608

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$(761)	$(11,237)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14,588	14,383
Amortization	150	350
Pension and post-retirement expense - U.S. and U.K.	10,342	6,119
Change in long-term obligations	(21)	(24)
Stock compensation expense	2,489	3,371
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	633	(3,865)
Loss on disposition of property	—	23
Change in assets and liabilities:
Accounts receivable	24,815	145
Inventories	(4,956)	18,468
Other assets	(20)	(275)
Accounts payable and accrued expenses	(15,929)	18,009
Income taxes	(3,041)	2,830
Accrued pension and postretirement benefits	(6,733)	(6,232)
Net cash provided by (used in) operating activities	19,681	40,190
Cash flows from investing activities:
Additions to property, plant and equipment	(7,142)	(4,155)
Net cash used in investing activities	(7,142)	(4,155)
Cash flows from financing activities:
Revolving credit facility borrowings	30,000	—
Dividends paid	(8,285)	(8,395)
Proceeds from exercise of stock options	422	—
Payment for purchase of treasury stock	(198)	(238)
Payment for debt issuance cost	—	(997)
Payments on long-term obligation	(140)	(161)
Net cash used in financing activities	21,799	(9,791)
Effect of exchange rates on cash	90	682
Increase (decrease) in cash and cash equivalents:	34,428	26,926
Cash and cash equivalents:
Beginning of period	31,038	47,238
End of period	$65,466	$74,164

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2020	2020	2020	2021	2021
Net revenues	$80,576	$79,938	$72,177	$82,063	$88,143
Gross profit margin	2,639	3,954	987	8,385	13,658
Gross profit margin %	3.3%	4.9%	1.4%	10.2%	15.5%
Net income (loss)	(8,097)	(5,717)	(8,027)	(3,632)	422
Net income (loss) per share:
Basic	($ 0.65)	($ 0.46)	($ 0.65)	($ 0.29)	$ 0.03
Diluted	($ 0.65)	($ 0.46)	($ 0.65)	($ 0.29)	$ 0.03

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2020	2020	2020	2021	2021
Net revenues (in thousands)
Aerospace	$40,375	$33,590	$24,555	$30,601	$33,950
Chemical processing	12,143	18,483	15,256	15,068	17,010
Industrial gas turbines	13,673	12,439	13,967	16,436	17,835
Other markets	11,203	9,259	12,779	15,546	13,709
Total product revenue	77,394	73,771	66,557	77,651	82,504
Other revenue	3,182	6,167	5,620	4,412	5,639
Net revenues	$80,576	$79,938	$72,177	$82,063	$88,143

Shipments by markets (in thousands of pounds)
Aerospace	1,523	1,142	904	1,177	1,354
Chemical processing	578	789	601	682	814
Industrial gas turbines	768	752	798	1,064	1,147
Other markets	302	264	489	599	415
Total shipments	3,171	2,947	2,792	3,522	3,730

Average selling price per pound
Aerospace	$26.51	$29.41	$27.16	$26.00	$25.07
Chemical processing	21.01	23.43	25.38	22.09	20.90
Industrial gas turbines	17.80	16.54	17.50	15.45	15.55
Other markets	37.10	35.07	26.13	25.95	33.03
Total product (product only; excluding other revenue)	24.41	25.03	23.84	22.05	22.12
Total average selling price (including other revenue)	$25.41	$27.13	$25.85	$23.30	$23.63